SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)*

WELLS FARGO & COMPANY

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

949746 10 1 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 949746 10 1	13G	Page 2 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

218,169,300 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

218,169,300 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

218,169,300 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.5%
12	TYPE OF REPORTING PERSON*

IN

CUSIP No. 949746 10 1	13G	Page 3 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

218,169,300 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

218,169,300 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

218,169,300 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.5%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 4 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

OBH, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

194,022,100 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

194,022,100 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

194,022,100 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.7%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 5 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

110,189,220 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

110,189,220 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

110,189,220 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.3%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 6 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

32,825,140 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

32,825,140 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

32,825,140 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.9%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 7 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Nebraska Furniture Mart, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,209,720 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,209,720 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,209,720 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 949746 10 1	13G	Page 8 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

The Fechheimer Brothers Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,700,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,700,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,700,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 949746 10 1	13G	Page 9 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

40,846,820 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

40,846,820 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

40,846,820 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.2%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 10 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Blue Chip Stamps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

2,643,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

2,643,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,643,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 949746 10 1	13G	Page 11 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Wesco Holdings Midwest, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

2,643,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

2,643,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,643,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 12 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Wesco Financial Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

2,643,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

2,643,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,643,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 13 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Wesco-Financial Insurance Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,843,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,843,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,843,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 14 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Precision Steel Warehouse, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

800,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

800,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 949746 10 1	13G	Page 15 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Liability & Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

2,788,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

2,788,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,788,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 16 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Cypress Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

820,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

820,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

820,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 17 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Indemnity Company of the South
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

460,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

460,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

460,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 18 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Redwood Fire and Casualty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

241,940 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

241,940 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

241,940 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 19 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

20,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

20,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

20,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 20 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

20,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

20,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

20,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 21 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

General Re Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

22,147,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

22,147,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,147,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 22 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

General Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

22,147,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

22,147,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,147,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 23 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

U.S. Investment Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

2,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

2,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 24 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Mount Vernon Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,722,600 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,722,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,722,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 25 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

U.S. Underwriters Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of North Dakota

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

200,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

200,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

200,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 26 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

The Medical Protective Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 27 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

United States Liability Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

77,400 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

77,400 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

77,400 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 28 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Medical Protective Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 29 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

The Kansas Bankers Surety Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

600,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

600,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

600,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 949746 10 1	13G	Page 30 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Central States of Omaha Companies, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 949746 10 1	13G	Page 31 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Central States Indemnity Co. of Omaha
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

Page 32 of 41 Pages
SCHEDULE 13G

Item 1.	(a)	Name of Issuer

Wells Fargo & Company

	(b)	Address of Issuer’s Principal Executive Offices

420 Montgomery Street, San Francisco, CA 94104

Item 2	(a).	Name of Person Filing:

Item 2	(b).	Address of Principal Business Office:

Item 2	(c).	Citizenship:

		Warren E. Buffett 1440 Kiewit Plaza Omaha, Nebraska 68131 United States Citizen	Wesco Financial Corporation 301 East Colorado Boulevard Pasadena, California 91101 Delaware corporation

		Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation	Wesco-Financial Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

		OBH, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation	Precision Steel Warehouse, Inc. 3560 N. Wolf Road Franklin Park, IN 60131 Illinois Corporation

		National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	National Liability & Fire Insurance Company 3024 Harney Street Omaha, NE 68131 Connecticut Corporation

		National Fire & Marine Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	Cypress Insurance Company 9290 West Dodge Road Omaha, NE 68114 California Corporation

		Nebraska Furniture Mart, Inc. 700 South 72nd Street Omaha, Nebraska 68114 Nebraska corporation	National Indemnity Company of the South 3024 Harney Street Omaha, NE 68131 Florida Corporation

		The Fechheimer Brothers Company 4545 Malsbary Road Cincinnati, Ohio 45252 Delaware corporation	Redwood Fire & Casualty Insurance Company 9290 West Dodge Road Omaha, NE 68114 Nebraska Corporation

		Columbia Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware Corporation

		Blue Chip Stamps 301 East Colorado Boulevard Pasadena, California 91101 California corporation	Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Maryland Corporation

		Wesco Holdings Midwest, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Nebraska corporation	General Re Corporation 695 East Main Street Stamford, CT 06904 Delaware Corporation

		U.S. Investment Corporation 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation	General Reinsurance Corporation 695 East Main Street Stamford, CT 06904 Delaware Corporation

		Mount Vernon Fire Insurance Company 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation	U.S. Underwriters Insurance Company 190 South Warner Road Wayne, PA 19087 North Dakota Corporation

		United States Liability Insurance Company 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation	Medical Protective Corporation 5814 Reed Road Ft. Wayne, IN 48635

		The Medical Protective Company 5814 Reed Road Ft. Wayne, IN 48635	The Kansas Bankers Surety Company 1220 S.W. Executive Drive Topeka, KS 66615

		Central States of Omaha Companies, Inc. 1212 North 96th Street Omaha, NE 68114	Central States Indemnity Co. of Omaha 1222 North 96th Street Omaha, NE 68114

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

949746101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., OBH, Inc., Blue Chip Stamps, Wesco Financial Corporation, Wesco Holdings Midwest, Inc., GEICO Corporation, General Re Corporation, U.S. Investment Corporation, Medical Protective Corporation and Central States of Omaha Companies, Inc. are each a Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(1)(ii)(G).

National Indemnity Company, National Fire & Marine Insurance Company, Columbia Insurance Company, Wesco-Financial Insurance Company, National Liability & Fire Insurance Company, Cypress Insurance Company, National Indemnity Company of the South, Redwood Fire and Casualty Insurance Company, Government Employees Insurance Company, General Reinsurance Corporation, Mount Vernon Insurance Company, U.S. Underwriters Insurance Company, United States Liability Insurance Company, The Medical Protective Company, Central States Indemnity Co. of Omaha and The Kansas Bankers Surety Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

Page 33 of 41 Pages

Item 4.	Ownership

(a) Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b) Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

(ii) shared power to vote or to direct the vote

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 34 of 41 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2007

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC., and OBH, INC.

	By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board of each of the above-named corporations

NATIONAL INDEMNITY COMPANY, NATIONAL FIRE AND MARINE INSURANCE COMPANY, COLUMBIA INSURANCE COMPANY, NEBRASKA FURNITURE MART, INC., THE FECHHEIMER BROTHERS COMPANY, BLUE CHIP STAMPS, WESCO HOLDINGS MIDWEST, INC., WESCO FINANCIAL CORPORATION, WESCO FINANCIAL INSURANCE COMPANY, PRECISION STEEL WAREHOUSE, INC., NATIONAL LIABILITY & FIRE INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, NATIONAL INDEMNITY COMPANY OF THE SOUTH, REDWOOD FIRE AND CASUALTY INSURANCE COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE CORPORATION, GENERAL RE CORPORATION, GENERAL REINSURANCE CORPORATION, U.S. INVESTMENT CORPORATION, MOUNT VERNON FIRE INSURANCE COMPANY, U.S. UNDERWRITERS INSURANCE COMPANY, UNITED STATES LIABILITY INSURANCE COMPANY, MEDICAL PROTECTIVE CORPORATION, THE MEDICAL PROTECTIVE COMPANY, THE KANSAS BANKERS SURETY COMPANY, CENTRAL STATES OF OMAHA COMPANIES, INC. AND CENTRAL STATES INDEMNITY CO. OF OMAHA.

	By:	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact